June 22, 2007

(202) 955-8500                                                                                                         C 19486-00001

(202) 467-0539

CoStar Group, Inc.

Re:	Proposed Offering of up to 3,170,000 shares of Common Stock Pursuant to the CoStar Group, Inc. 2007 Stock Incentive Plan

Ladies and Gentlemen:

We refer to the registration statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), filed by CoStar Group, Inc., a Delaware corporation (the "Company"), with respect to the offer and sale by the Company of up to 3,170,000 shares (the "Shares") of its common stock, $0.01 par value per share (the "Common Stock"), issuable pursuant to the CoStar Group, Inc. Stock Incentive Plan (the "Plan").

We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations, as we deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all signatories that are natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

We have assumed, for the purposes of our opinions herein, that any conditions to the issuance of the Shares under the Plan have been or will be satisfied in full.  We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder.

Based on our examination mentioned above, subject to the assumptions stated above and relying, without independent investigation, on the statements of fact contained in the documents that we have examined, we are of the opinion that when issued and paid for in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable shares of Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Consent is also given to reference this firm under the caption "Legal Matters" in the prospectus contained in or incorporated by reference in the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP